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                                                                      EXHIBIT 12

                            DEVON ENERGY CORPORATION

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

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

                                                                                        YEAR DECEMBER 31,
                                                          ----------------------------------------------------------------------
                                                              1999         1998           1997            1996         1995
                                                          ---------     ---------        ---------        ---------    ---------
                                                                              (IN THOUSANDS, EXCEPT RATIOS)
EARNINGS:
   Earnings (loss) before income taxes                    $(199,378)     (361,992)        (340,233)         247,689       77,868
   Add fixed charges (see below)                            111,360        75,376           61,139           56,115       43,902
                                                          ---------     ---------        ---------        ---------    ---------
   Adjusted earnings (loss)                               $ (88,018)     (286,616)        (279,094)         303,804      121,770
                                                          =========     =========        =========        =========    =========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

   Interest expense                                         109,613        43,532           41,488           48,762       41,285
   Distributions on preferred securities of subsidiary        6,884         9,717            9,717            4,753           --
   Amortization of costs incurred in connection with
     the offering of the preferred securities of
     subsidiary trust                                           148           240              269               82           --
   Estimated interest factor of operating lease               7,869         5,783            3,805            2,319        2,310
     payments
   Deferred effect of changes in foreign currency
     exchange rate on subsidiary's long-term debt           (13,154)       16,104            5,860              199          307
                                                          ---------     ---------        ---------        ---------    ---------
   Fixed charges                                            111,360        75,376           61,139           56,115       43,902


   Preferred stock requirements, pre-tax                      5,889            --            5,800           21,800       23,900
                                                          ---------     ---------        ---------        ---------    ---------

   Combined fixed charges and preferred stock dividends   $ 117,249        75,376           66,939           77,915       67,802
                                                          =========     =========        =========        =========    =========

Ratio of earnings to combined fixed charges and
  preferred stock dividends                                      NA            NA               NA             3.90         1.80
                                                                                                          =========    =========

Insufficiency of earnings to cover combined fixed
charges and preferred stock dividends
                                                          $ 205,267       361,992          346,033               NA           NA
                                                          =========     =========       =========
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